BLACKROCK PETROLEUM CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: BRPC- OTCBB

News Release

Blackrock Petroleum et al Prepare for
Morgan Highpoint # 5 Offset Test Well

April 3, 2008

Las Vegas, Nevada - Blackrock Petroleum Corp. (OTCBB: BRPC) (the “Company”) a participant in the Morgan Highpoint Project is pleased to announce that the operator, Montello Resources Ltd. (TSX-V: MEO), has begun preparations to drill the Morgan Highpoint # 5 Test Well.

The Morgan Highpoint #5 Test Well is to be drilled on a parcel of land recently acquired as part of the Morgan Highpoint Project and is strategically located between the Morgan Highpoint #3 Discovery Well and the Howard White #1Well.

The lease site has already been surveyed and a drill pad location is currently under construction. Accordingly, a spud date will be announced shortly.

The Morgan Highpoint # 5 Test well offsets the Morgan Highpoint # 3 Discovery well which recently underwent an eight-hour production test that resulted in excess of 250 barrels of light gravity oil flowing to surface with an associated high gas/oil ratio. (For more on this, see our news release of March 31, 2008).

On behalf of the Board of Directors,

Blackrock Petroleum Corp.

Hsien Loong Wong
President and Director

For more information contact:
Investor Relations
Tel: 1-866-446-1869

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Blackrock Petroleum Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Blackrock Petroleum Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Blackrock Petroleum Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.